CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-178767 on Form N-1A of our report dated February 12, 2013, relating to the financial statements and financial highlights of First Trust Variable Insurance Trust, comprised of First Trust/Dow Jones Dividend & Income Allocation Portfolio, appearing in the Annual Report on Form N-CSR for First Trust Variable Insurance Trust for the period ended December 31, 2012 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 29, 2013